UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2026

Lexeo Therapeutics, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-41855	85-4012572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

345 Park Avenue South, Floor 6
New York, New York		10010
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 547-9879

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	LXEO	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Appointment of New Director

On April 28, 2026 (the “Appointment Date”), Dr. Laura Sepp-Lorenzino was appointed to the board of directors (the “Board”) of Lexeo Therapeutics, Inc. (the “Company”). Dr. Sepp-Lorenzino will serve as a director with a term of office expiring at the Company’s 2028 Annual Meeting of Stockholders. As of the Appointment Date, the Board also appointed Dr. Sepp-Lorenzino as a member of the Company's Science and Technology Committee. Dr. Sepp-Lorenzino, age 65, has served as Principal of GNMmeds LLC, a consulting firm focused on genomic medicine research and development, since January 2025. Dr. Sepp-Lorenzino has also served as a member of the boards of directors of Taysha Gene Therapies, Inc., a publicly traded biotechnology company, since November 2020, AskBio Inc., a wholly owned, independently operated subsidiary of Bayer AG, since April 2025, and URSA Medicines, a private biotech company, since September 2025. Dr. Sepp-Lorenzino previously served as Executive Vice President, Chief Scientific Officer of Intellia Therapeutics, Inc., a publicly traded biotechnology company, from May 2019 to January 2025 and as Scientific Advisor until December 2025. From 2017 to May 2019, Dr. Sepp-Lorenzino served as Vice President, Head of Nucleic Acid Therapies at Vertex Pharmaceuticals, Inc., a publicly traded biopharmaceutical company. Dr. Sepp-Lorenzino previously held roles at Alnylam Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, from 2014 to 2017, and at Merck & Co., a publicly traded pharmaceutical company, in Oncology and RNA Therapeutics from 1999 to 2014. Dr. Sepp-Lorenzino holds a professional degree in biochemistry from the Universidad de Buenos Aires in Argentina and an M.S. and Ph.D. in biochemistry from New York University.

In accordance with the Company’s Non-Employee Director Compensation Policy (the “Director Compensation Policy”), Dr. Sepp-Lorenzino is eligible to participate in the Company’s standard compensation arrangements for non-employee directors which consists of cash and equity compensation for service on the Board. Pursuant to the Director Compensation Policy, Dr. Sepp-Lorenzino is entitled to $40,000 in annual cash compensation for service on the Board with additional cash compensation payable for committee service. In addition, pursuant to the Director Compensation Policy, Dr. Sepp-Lorenzino was granted an initial stock option award for 50,000 shares on the Appointment Date and is expected to be granted additional equity awards consistent with the terms of the Director Compensation Policy, including an annual option to purchase 25,000 shares, effective on the date of each annual meeting of the stockholders (the “Annual Grant”). However, because the Appointment Date is within six months of the 2026 annual meeting of stockholders, under the Director Compensation Policy, Dr. Sepp-Lorenzino will not be eligible to receive an Annual Grant in connection with the 2026 annual meeting of the stockholders and will first be eligible to receive an Annual Grant in connection with the 2027 annual meeting of stockholders.

There are no arrangements or understandings between Dr. Sepp-Lorenzino and any other persons pursuant to which Dr. Sepp-Lorenzino was appointed a director of the Company, and there are no family relationships between Dr. Sepp-Lorenzino and any director or executive officer of the Company.

The Company has entered into its standard form of indemnification agreement with Dr. Sepp-Lorenzino, a copy of which is filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-274777) on September 29, 2023. Other than the indemnification agreement, Dr. Sepp-Lorenzino has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexeo Therapeutics, Inc.

Date:	April 30, 2026	By:	/s/ R. Nolan Townsend
R. Nolan Townsend, Chief Executive Officer